SHARE CANCELLATION/RETURN TO TREASURY AGREEMENT

THIS AGREEMENT made the 15th day of June, 2010

BETWEEN:
Heli Electronics Corp.
(the "Company")
AND:
Lu Lu
("Lu")

WHEREAS:

A. The Company’s board of directors has approved a forward split of the Company’s common stock on a 120 for 1 basis;

B. Lu is the holder of 300,000,00 post split shares of the Company’s common stock and agrees herein to cancel 299,500,000 of such shares (the “Lu Shares”);

C. The Company wishes to closing a share exchange agreement with Heli Holding Group Ltd., and one of the conditions to closing is the consummation of this Agreement;

D. Lu agrees to the cancellation of the Lu Shares as she is no longer affiliated with the current directors or officers of the Company, has no involvement with the Company’s current or proposed business operations and seeks to benefit the Company’s minority shareholders with such cancellation; and

E. Each of the Company and Lu deem it to be in their respective best interests to immediately cancel the Lu Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto) and the closing of the share exchange agreement with Heli Holding Group Ltd., the parties hereby agree to and with each other as follows:

1.	CANCELLATION OF LU SHARES

	1.1	The Lu Shares shall be cancelled effective on the date of this Agreement.

2.	RELEASE

2.1

Lu, together with her affiliates, shareholders, heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Lu ever had, now or may have howsoever arising out of the original grant and this cancellation of the Lu Shares.

3.	COUNTERPARTS

	3.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.	ELECTRONIC MEANS

4.1

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

5.	FURTHER ASSURANCES

5.1

As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6.	PROPER LAW

	6.1	This Agreement will be governed by and construed in accordance with the law of the State of Nevada.

7.	INDEPENDENT LEGAL ADVICE

	7.1	By signing this Agreement, Lu confirms that he fully understands this Agreement and has obtained independent legal advice.

8.	NO CONSOLIDATION

	8.1	The Company agrees that it will not undertake any reverse splits or consolidations of its issued, outstanding or authorized common stock for a period of 3 months from the date of this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

HELI ELECTRONICS Corp.

Per: /s/ Lu Lu
       Authorized Signatory

LU LU

/s/ Lu Lu